UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                               Smart Online, Inc.
                               ------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   83171V-10-0
                                   -----------
                                 (CUSIP Number)

                                December 31, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |_|   Rule 13d-1(b)
            |X|   Rule 13d-1(c)
            |_|   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

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CUSIP No. 83171V-10-0            Schedule 13G/A                Page 2 of 5 Pages
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--------------------------------------------------------------------------------
1)    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Atlas Capital, SA
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3)    SEC USE ONLY


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4)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Switzerland
--------------------------------------------------------------------------------
                        5)    SOLE VOTING POWER

  NUMBER OF                   2,866,001
    SHARES              --------------------------------------------------------
 BENEFICIALLY           6)    SHARED VOTING POWER
  OWNED BY
     EACH                     0
  REPORTING             --------------------------------------------------------
    PERSON              7)    SOLE DISPOSITIVE POWER
    WITH:
                              2,866,001
                        --------------------------------------------------------
                        8)    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,866,001
--------------------------------------------------------------------------------
10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |_|

--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.8%
--------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

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CUSIP No. 83171V-10-0            Schedule 13G/A                Page 3 of 5 Pages
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Item 1.

      (a) Name of Issuer

      Smart Online, Inc. (the "Issuer")

      (b) Address of Issuer's Principal Executive Offices

      2530 Meridian Parkway
      Durham, North Carolina 27713

Item 2.

      (a) Name of Person Filing

      This Schedule 13G/A is being filed by Atlas Capital, SA (the "Reporting Person"), a corporation incorporated in Switzerland.

      (b) Address of Principal Business Office or, if none, Residence

      118 Rue Du Rhone,
      Geneva V8 Ch-1204

      (c) Citizenship

      The Reporting Person is a company incorporated under the laws of Switzerland.

      (d) Title of Class of Securities

      Common Stock, $0.001 par value ("Common Stock")

      (e) CUSIP Number

      83171V-10-0

Item 3.

      Not applicable.

Item 4. Ownership

      (a) Amount Beneficially Owned:

      2,866,001 as of December 31, 2007

      (b) Percent of Class:

      15.8% (1)

      (c) Number of Shares as to which such Person has:

            (i) sole power to vote or to direct the vote:

            2,866,001

            (ii) shared power to vote or to direct the vote:

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CUSIP No. 83171V-10-0            Schedule 13G/A                Page 4 of 5 Pages
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            (iii) sole power to dispose or to direct the disposition of:

            2,866,001

            (iv) shared power to dispose or to direct the disposition of:

            0

            (1) The percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Act based on beneficial ownership as of December 31, 2007. As of December 31, 2007, there were 18,159,768 shares of Common Stock issued and outstanding.

Item 5. Ownership of Five Percent or Less of a Class

      Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      Not applicable.

Item 8. Identification and Classification of Members of the Group

      Not applicable.

Item 9. Notice of Dissolution of Group

      Not applicable.

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 83171V-10-0            Schedule 13G/A                Page 5 of 5 Pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Atlas Capital, SA
                                        Date:  2/8/2008
                                        By:    /s/ Avy Lugassy
                                        Name   Avy Lugassy
                                        Title: Member of the Management